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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                          Blue Martini Software, Inc.
                -----------------------------------------------
                               (Name of Issuer)

                                 Common Stock
                -----------------------------------------------
                        (Title of Class of Securities)

                                    095698
                -----------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
                -----------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages
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  CUSIP NO. 095698                    13G                    Page 2 of 4 Pages

- ------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      MONTE ZWEBEN
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            18,000,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          9,235,364
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             18,000,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          9,235,364
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      27,235,364
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      39.5%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
- ------------------------------------------------------------------------------

                               Page 2 of 4 pages
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Item 1.

     (a)  Name of Issuer:  Blue Martini Software, Inc.

     (b)  Address of Issuer's Principal Executive Offices:
               2600 Campus Drive
               San Mateo, CA  94402

Item 2.

     (a)  Name of Person Filing     Monte Zweben

     (b) Address of Principal Business Office or, if none, Residence 2600 Campus Drive, San Mateo, CA 94402

     (c)  Citizenship    United States

     (d)  Title of Class of Securities    Common Stock

     (e)  CUSIP Number  095698

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

          Not applicable

Item 4.  Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:  27,235,364

     (b)  Percent of Class:  39.5%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  18,000,000
          (ii)  Shared power to vote or to direct the vote:  9,235,364
          (iii) Sole power to dispose or to direct the disposition of:
                18,000,000
          (iv)  Shared power to dispose or to direct the disposition of:
                9,235,364

Item 5.   Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable

Item 8.   Identification and Classification of Members of the Group

          Not Applicable

Item 9.   Notice of Dissolution of a Group

          Not Applicable

Item 10.  Certification

          Not Applicable

                               Page 3 of 4 pages
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 14, 2001
                                       -----------------------------------------
                                                        Date

                                                 /s/ Monte Zweben
                                       -----------------------------------------
                                                      Signature

                                                     Monte Zweben
                                       -----------------------------------------
                                                      Name/Title

                               Page 4 of 4 pages